SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (herein called this "Amendment") made as of the 30 day of March, 2005 by and between Comerica Bank ("Bank") and Citadel Security Software, Inc., a Delaware corporation ("Borrower").

RECITALS

1.  Borrower and Bank have entered into that certain Loan and Security Agreement dated as of April 15, 2004 (as from time to time amended, modified or supplemented, the "Original Agreement") for the purposes and consideration therein expressed, pursuant to which Bank made loans to Borrower as therein provided.

2.  Borrower and Bank desire to amend the Original Agreement to amend the financial covenants.

3.  In consideration of the premises and the mutual covenants and agreements contained herein and in the Original Agreement, in consideration of the loans that may hereafter be made by Bank to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Definitions and References

§ 1.1. Terms Defined in the Original Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Original Agreement shall have the same meanings whenever used in this Amendment.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this Section 1.2.

"Amendment" means this Second Amendment to Loan and Security Agreement.

"Loan and Security Agreement" means the Original Agreement as amended hereby.

ARTICLE II

Amendment to Original Agreement

§ 2.1. Financial Covenants. Section 6.7 of the Original Agreement is hereby amended in its entirety to read as follows:

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants, to be measured as of the last day of each calendar month until December 31, 2005, and at all times thereafter, as of the last day of each fiscal quarter of Borrower, unless stated otherwise:

(a) Liquidity Ratio. A ratio of Liquidity to all Indebtedness of at least 1.5 to 1.0.

(b) Minimum Cash. At all times, a balance of Cash at Bank and its Affiliates covered by a control agreement of not less than $2,000,000.

(c) Minimum Adjusted EBITDA. Borrower’s negative Adjusted EBITDA for the periods set forth below may not exceed the following amounts for the applicable period:

Period	Maximum Negative Adjusted EBITDA
3 month period ending 3/31/05	($4,000,000)
6 month period ending 6/30/05	($2,300,000)

Borrower’s Adjusted EBITDA for the periods set forth below shall not be less than the following amounts for the applicable period:

Period	Adjusted EBITDA
9 month period ending 9/30/05	$750,000
12 month period ending 12/31/05	$1,500,000

§ 2.2. Definitions. The following definitions are hereby added to Exhibit A to the Original Agreement in the correct alphabetical order:

“Adjusted EBITDA” means, with respect to any fiscal period, EBITDA plus deferred revenue for such period.

“Liquidity” means the balance of Cash held with Bank and its Affiliates plus 80% of Eligible Accounts.

§ 2.3. Exhibits. Exhibit E to the Original Agreement is hereby amended in its entirety to read as set forth in Exhibit E attached hereto.

§ 2.4. Address. Borrower’s address set forth in Section 10 of the Original Agreement is replaced with the following:

5420 Lyndon B Johnson Fwy (I-635)
2 Lincoln Centre
Suite 1600
Dallas, TX 75240

§ 2.5. Waiver. Bank hereby waives any Event of Default caused by Borrower’s failure to comply with the covenants set forth in Section 6.7 of the Original Agreement for any period ending prior to the date of this Amendment.

ARTICLE III

Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment is effective as of the date first above written if and only if Bank has received, at Bank's office:

(a)    a duly executed original of this Amendment; and

(b)    a Warrant to purchase 18,050 shares of Borrower’s Common Stock at an exercise price of $1.79 per share on Bank’s form, with a 7-year maturity, inclusive of certain provisions to include but not be limited to assignability to Bank’s affiliates, and a net exercise provision.

§ 3.2. Bank Expenses. Borrower shall pay to Bank all unpaid Bank Expenses incurred through the date of this Amendment. Bank acknowledges it has received the non-refundable $15,000.00 restructure fee.

ARTICLE IV

Representations and Warranties

§ 4.1. Representations and Warranties of Borrower. In order to induce Bank to enter into this Amendment, except as set forth on Annex A hereto, Borrower represents and warrants that:

(a)    The representations and warranties contained in Section 5 of the Original Agreement are true and correct at and as of the time of the effectiveness hereof.

(b)    Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow and to perform its obligations under the Loan and Security Agreement. Borrower has duly taken all corporate action necessary to authorize the execution and delivery of this Amendment and to authorize the performance of the obligations of Borrower hereunder.

(c)    The execution and delivery by Borrower of this Amendment, the performance by Borrower of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with any provision of law, statute, rule or regulation or of the articles of incorporation and bylaws of Borrower, or of any material agreement, judgment, license, order or permit applicable to or binding upon Borrower, or result in the creation of any lien, charge or encumbrance upon any assets or properties of Borrower. Except for those which have been duly obtained, no consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by Borrower of this Amendment or to consummate the transactions contemplated hereby.

(d)    When duly executed and delivered, each of this Amendment and the Loan and Security Agreement will be a legal and binding instrument and agreement of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency and similar laws applying to creditors' rights generally and by principles of equity applying to creditors' rights generally.

ARTICLE V

Miscellaneous

§ 5.1. Ratification of Agreements. The Original Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Loan and Security Agreement in any Loan Document is now a reference to the Original Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment does not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Loan and Security Agreement or any other Loan Document, or constitute a waiver of any provision of the Loan and Security Agreement or any other Loan Document.

§ 5.2. Survival of Agreements. All representations, warranties, covenants and agreements of Borrower in this Amendment survive the execution and delivery of this Amendment and the performance hereof, including without limitation the making or granting of the Credit Extensions, and will survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by Borrower under this Amendment or under the Loan and Security Agreement to Bank constitute representations and warranties by, or agreements and covenants of, Borrower under this Amendment and under the Loan and Security Agreement.

§ 5.3. Loan Documents. This Amendment is a Loan Document, and all provisions in the Loan and Security Agreement pertaining to Loan Documents apply hereto.

§ 5.4. Governing Law. This Amendment is governed by and construed in accordance with the laws of the State of California and any applicable laws of the United States of America in all respects, including construction, validity and performance.

§ 5.5. Counterparts. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed constitutes one and the same Amendment.

THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS OF THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

CITADEL SECURITY SOFTWARE, INC.

By:	/s/ Steven B. Solomon
Name: Steven B. Solomon
Title: Chairman and CEO

COMERICA BANK

By:	/s/ David Whiting
Name: David Whiting
Title: SVP

EXHIBIT E
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK
FROM:	CITADEL SECURITY SOFTWARE INC.

The undersigned authorized officer of Citadel Security Software Inc. ("Borrower") hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required	Complies

10KSB and 10QSB	(as applicable)	Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 10 days	Yes	No
A/R Audit	As Required	Yes	No
IP Report	Quarterly within 30 days	Yes	No
Financial Projections	By November 30	Yes	No

Financial Covenant	Required	Actual	Complies

Liquidity Ratio	1.50 to 1.0	____ to 1.0	Yes	No
Minimum Cash	$2,000,000	$____________	Yes	No
Adjusted EBITDA	3 months ended 3/31/05	$____________	Yes	No
Loss not to exceed ($4,000,000)
	6 months ended 6/30/05	$____________	Yes	No
Loss not to exceed ($2,300,000)
	9 months ended 9/30/05	$____________	Yes	No
≥ $750,000
	12 months ended 12/31/05	$____________	Yes	No
≥ $1,500,000

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by: _____________________________________
Sincerely,	Authorized Signer

Date:____________________________________________

__________________________________________	Verified:_______________________________
SIGNATURE	Authorized Signer

__________________________________________	Date:____________________________________________
TITLE
	Compliance Status:	Yes	No
__________________________________________
DATE

Annex A

Section 5.6 of Original Agreement

In January 2005, six putative securities class action lawsuits were filed against us and our chief executive officer and chief financial officer in the United States District Court, Northern District of Texas: (1) Ruth R. Lentz, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0100-D, filed January 14, 2005; (2) John Heller, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0142-D, filed January 24, 2005; (3) Adam Cheyney, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0157-D, filed January 25, 2004; (4) Richard Holland, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0184-H, filed January 26, 2004; (5) Philip Crawford, Jr., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0203-D, filed January 28, 2004; and (6) Leonard Wald, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. Citadel Security Software Inc., Steven B. Solomon and Richard Connelly, Defendants, Civil Action No. 3:05-CV-0297-D, filed January 2_, 2004. Any of these lawsuits could have a Material Adverse Effect on Borrower.